Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

Bancorp 34, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.01 per share	Other	2,511,478(1)	N/A	$24,905,490.96(2)	0.00011020	$2,744.59(3)
Fees Previously Paid	—	—	—	—	—	—		—
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A
	Total Offering Amounts							$2,744.59
	Total Fees Previously Paid							0.00
	Total Fee Offsets							0.00
			Net Fee Due					$2,744.59

(1)     Represents the maximum number of shares of common stock, par value $0.01 per share (“Bancorp 34 common stock”), of Bancorp 34, Inc. (“Bancorp”) estimated to be issuable upon completion of the merger based upon an estimate of (x) 10,464,492 shares of common stock, par value $1.00 per share (“CBOA common stock”), of CBOA Financial, Inc. (“CBOA”) outstanding as of August 10, 2023, or issuable or expected to be cancelled or exchanged in connection with the merger of CBOA with and into Bancorp 34, multiplied by (y) the exchange ratio of 0.24 shares of Bancorp 34 common stock for each share of CBOA common stock.

(2)     Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the “Securities Act”), and computed pursuant to Rules 457(f) and 457(c) thereunder as follows: (a) the product of (i) $2.38, the average of the high and low prices per share of CBOA common stock on OTC Link on August 9, 2023, the most recent date for which information is available due to limited trading on OTC Link, and (ii) 10,464,492, the estimated maximum number of shares of CBOA common stock to be exchanged in connection with the merger, including shares reserved for issuance under various equity plans, subtracting out the amount of cash to be paid by Bancorp for such shares.

(3)     Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $110.20 per $1,000,000 of the proposed maximum aggregate offering price.